Exhibit 99.1

[TECO ENERGY LOGO]

FOR IMMEDIATE RELEASE

Contact:	News Media: Laura Plumb—(813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

TECO ENERGY REPORTS FIRST QUARTER RESULTS

Non-cash Charges Reduce Net Income and Earnings Per Share

TAMPA, April 22, 2003 — TECO Energy, Inc. (NYSE:TE) today reported first quarter net income of $2.7 million, compared with $75.4 million in 2002. These results include ($64.4)-million after-tax non-cash charges related to turbine purchase cancellations; ($25.9)-million intra-period tax benefit deferrals required by generally accepted accounting principles (GAAP); and a ($1.1)-million after-tax charge for the cumulative effect of an accounting change to reflect the adoption of FAS 143, Accounting for Asset Retirement Obligations. These results also include a $23.1-million after-tax gain from discontinued operations primarily from the final installment on the sale of TECO Coalbed Methane. Net income in 2002 included $5.5-million after-tax from discontinued operations.

The non-cash charges for the turbine purchase cancellations are part of the potential write-offs, which the company indicated could be up to $350 million, that were disclosed on April 11th. The charges are non-cash, and in fact, the company expects to receive $18 million back from the turbine manufacturer as part of the cancellation agreement.

Earnings per share for the first quarter were $0.01, compared with earnings per share of $.54 in the 2002 period.

Non-GAAP after-tax income and earnings per share from continuing operations, excluding the effects of non-cash charges related to turbine purchase cancellations, intra-period tax benefit deferrals and the adoption of FAS 143, were $71.0 million and $0.40 per share, respectively for the quarter, compared with $69.9 million and $0.50 per share last year. The number of common shares outstanding was 26 percent higher for the quarter than for the same period in 2002.

TECO Energy Chairman and CEO Robert Fagan said, “Excluding all of these non-cash items, TECO Energy’s core utility operations had a solid first quarter with continued good customer and energy sales growth. Of course we are disappointed with the action taken yesterday by Moody’s to lower our credit ratings, but we feel that the steps we announced on April 11th significantly improve our cash position and reduce the risk associated with our merchant portfolio and they will ultimately result in a much stronger financial position for TECO Energy.”

The table below reconciles quarterly net income after elimination of the adjustments referred to above related to turbine purchase cancellations, intra-period tax benefit deferrals and the adoption of FAS 143. The intra-period tax benefit deferral is primarily due to Section 29 tax credits from the production of synfuel at TECO Coal.

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Exhibit 99.1

Net Income Reconciliation:

($ millions)	Three months ended 3/31/03	Three months ended 3/31/02
GAAP net income	$2.7	$75.4

Exclude cumulative effect of a change in accounting (FAS 143)	1.1	—
Exclude discontinued operations	(23.1)	(5.5)

GAAP net income from continuing operations	(19.3)	69.9
Exclude intra-period tax benefit deferral	25.9	—
Exclude turbine purchase cancellations	64.4	—

Non-GAAP net income from continuing operations (1) (2)	$71.0	$69.9

Non-GAAP net income(2) (3)	$93.0	$75.4

(1)	Excludes: adoption of FAS 143, discontinued operations, tax benefit deferral and turbine purchase cancellations
(2)	A non-GAAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.
(3)	Excludes: adoption of FAS 143, tax benefit deferral and turbine purchase cancellations

Operating Segment Results:

($ millions)	Three Months Ended Mar. 31		Twelve Months Ended Mar. 31
Net Income Summary	2003	2002	2003	2002
Tampa Electric (1)	($9.0)	$36.0	$126.7	$159.6
Peoples Gas System	11.9	9.8	26.4	22.3

Total regulated	2.9	45.8	153.1	181.9
TECO Power Services (1)	(18.4)	4.9	10.8	29.3
TECO Transport (2)	4.6	6.9	18.7	26.1
TECO Coal (2)	25.7	17.4	84.7	62.4
Other unregulated companies	0.8	2.5	5.1	3.6
Parent / other (3)	(34.9)	(7.6)	(63.5)	(21.7)

Total unregulated	(22.2)	24.1	55.8	99.7
Net income from continuing operations before cumulative effect of an accounting change	($19.3)	$69.9	$208.9	$281.6
Discontinued operations	23.1	5.5	49.6	27.8
Cumulative effect of an accounting change	(1.1)	—	(1.1)	—

Total net income	$2.7	$75.4	$257.4	$309.4

1)	Includes the effects of non-cash charges related to turbine purchase cancellations.
2)	Excludes charges related to the adoption of FAS 143.
3)	Includes the effects of the intra-period tax benefit deferral.

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Exhibit 99.1

Tampa Electric’s net income for the first quarter, excluding the non-cash charge related to turbine purchase cancellations, was $40.1 million, compared with $36.0 million for the same period in 2002. Net income (loss) for the quarter including the $49.1 million non-cash charge related to turbine purchase cancellations was ($9.0) million. The equity component of allowance for funds used during construction (AFUDC, which represents allowed equity cost capitalized to construction costs), primarily from the Gannon to Bayside Units 1 and 2 repowering project, increased to $7.6 million for the quarter, from $4.3 million for the same period in 2002. Average customer growth of 2.3 percent for the quarter and more favorable weather increased retail energy sales 5.1 percent in the quarter. Total energy sales, including sales to other utilities, rose 5.8 percent in the quarter due to favorable weather. Lower operations and maintenance expenses for the quarter reflected lower expenditures on generating units; increased depreciation expense reflected normal electric plant additions to support customer growth; and higher interest expense reflected higher long-term debt balances.

Peoples Gas System reported net income of $11.9 million for the quarter, up 21 percent from the $9.8 million recorded in the same period in 2002. Quarterly results reflected customer growth of 4.9 percent and 12 percent higher volumes for the residential and commercial customers as a result of winter weather. Gas sales volumes for interruptible and electric power generators decreased in the quarter due to higher gas prices. There has been a moderate amount of switching to alternative fuels by these price sensitive customers; however, the fuel switching has not been as great as in other recent periods of high gas prices due to the high cost of other fuels relative to gas.

TECO Power Services’ (TPS) net income (loss) for the first quarter, excluding the $15.3-million non-cash charge related to turbine purchase cancellations, was ($3.1) million, compared with net income of $4.9 million for the same period in 2002. Net income (loss) for the quarter including the non-cash charge related to turbine purchase cancellations was ($18.4) million. Results for the first quarter reflect lower administrative and general expenses, improved results at the Commonwealth Chesapeake station due to winter weather and improved results at the San Jose Station in Guatemala, more than offset by the recognition of TPS’ share of operating losses on the Odessa and Gudalupe or TIE projects beginning in 2003 and lower net income from Frontera due to a major maintenance outage in the quarter. Results also reflect higher interest expense due to lower capitalized interest and the end of interest payments on the loan to Panda related to TIE, partially offset by interest on the higher loan balances to the TECO Panda Generating Company (TPGC).

TECO Transport reported net income of $4.6 million in the quarter, excluding a $0.8-million after-tax charge due to the adoption of FAS 143, compared to $6.9 million for the same period in 2002. Results for the quarter were driven by lower Tampa Electric volumes, weak pricing and lower northbound river shipments, and higher fuel and repair costs.

TECO Coal achieved first quarter net income of $25.7 million, excluding a $0.3-million after-tax charge due to the adoption of FAS 143, compared to $17.4 million reported in 2002. Results for the quarter were driven primarily by lower volumes of conventional metallurgical and steam coals and slightly higher mining costs due to the use of marginal coals for the production of synfuel, more than offset by higher volumes of synthetic fuel.

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Exhibit 99.1

TECO Energy’s other unregulated companies recorded net income of $0.8 million for the first quarter, compared to $2.5 million for the same period in 2002. Lower results at TECO Energy Services and Prior Energy were partially offset by the sale of properties at TECO Properties and increased distributions from TECO Propane Ventures.

Discontinued operations of $23.1 million reflect primarily the after-tax gain on the final installment on the sale of TECO Coalbed Methane, which was sold in December 2002 for $140 million; the final $98 million installment was paid in January 2003.

Other Items Affecting Net Income

On April 11, 2003, TECO Energy reported that it was exploring options relative to turbine purchase commitments and, depending on outcomes, a non-cash charge could result. Subsequent to that announcement the company concluded that a $64.4-million ($0.37 per share) after-tax, non-cash charge related to turbine purchase cancellations should be recorded in the first quarter, rather than the second quarter as previously anticipated.

The $64.4 million non-cash charge related to turbine purchase cancellations includes $15.3 million at TPS and $49.1 million at Tampa Electric. As previously reported, turbine rights had been transferred from TPS to Tampa Electric in 2002 for use in Tampa Electric’s generation expansion activities. These turbines are no longer required in the near-term by Tampa Electric. These actions fully terminate all turbine purchase obligations for TECO Energy and its subsidiaries.

Results for the quarter include a $25.9-million ($0.14 per share) intra-period tax benefit deferral to adjust the company’s effective tax rate for the period to reflect the estimated annual tax rate in accordance with GAAP. The intra-period tax benefit deferral is primarily due to Section 29 tax credits from the production of synfuel at TECO Coal. In prior years, synfuel production and recognition of the associated tax credits occurred more ratably throughout the year and thus had no significant intra-period effect. Due to TECO Energy’s sale of its interests in the company’s synthetic fuel production capabilities, announced April 11th, the amount of tax credits generated for the company’s use will be significantly less in the remaining quarters than in the first quarter. That is because the company will be receiving the operating fees as income instead of tax credits associated with the recent sale of a portion of its synthetic fuel production capability. The resulting tax adjustment reduces net income in the first quarter but is not expected to have an impact on the company’s annual earnings, because this $25.9-million adjustment is expected to be reversed and brought back into earnings during the remainder of the year based on taxable income.

Interest expense increased due to lower capitalized interest, as interest is no longer being capitalized on the Dell and McAdams power stations where construction was suspended at the end of 2002, and higher overall levels of debt in support of TECO Energy’s capital investment program.

Cash Flow Information

Cash from operations was $72.0 million for the quarter, compared with $203.6 million in the same period in 2002. These results reflect changes in working capital due to timing of tax payments, timing of Tampa Electric fuel cost recovery and changes in other trade accounts. Cash from operations was reduced by tax payments of $29.1 million related

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Exhibit 99.1

to gains on the sale of the coalbed methane properties and the sale/leaseback transaction at TECO Transport in 2002. Cash used for investing activities was $11.9 million, which was net of proceeds of $125 million from the final installment on the sale of TECO Coalbed Methane and TPS’ interest in generating assets in the Czech Republic, compared with $519.5 million in 2002. Net cash received (outflows) from financing activities was ($73.6) million, compared with $290.3 million in 2002 which included $435.7 million from the sale of mandatorily convertible equity units. Cash from financing activities is net of dividend payments of $62.4 million in the quarter, compared with $48.2 million in 2002.

Additional financial information related to the company’s results through March 31, 2003, including unaudited financial statements, segment information, and electric and gas volumes is available at the Investor Relations section of TECO Energy’s web site at www.tecoenergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

Note: This press release contains forward-looking statements relating to the company’s expectations with respect to strengthening its financial position and to the reversal of an intra-period tax benefit deferral based on taxable income. These statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: energy prices and other factors affecting TPS’ ability to sell the output of the merchant plants operating or under construction; and TECO Energy’s ability to successfully complete the second sale of its synthetic fuel facilities and other asset sales. Other factors include: general economic conditions, particularly those in Tampa Electric’s service area affecting energy sales; weather variations affecting energy sales and operating costs; commodity price changes affecting Tampa Electric, Peoples Gas System and TECO Coal; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Taxable income in 2003 could be lower than forecast, and in such event, the intra-period tax benefit deferral might not be fully reversed, if at all. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2002.

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Summary Information (as of March 31, 2003)

	Three Months Ended		Twelve Months Ended
(millions except per share amounts)
	2003	2002	2003	2002
Revenues	$658.5	$606.6	$2,727.7	$2,453.2

Net income (loss) from continuing operations	(19.3)	69.9	208.9	281.6
Net income from discontinued operations	23.1	5.5	49.6	27.8

Total net income before cumulative effect of change in accounting principle	3.8	75.4	258.5	309.4
Cumulative effect of change in accounting principle	(1.1)	—	(1.1)	—

Net income	$2.7	$75.4	$257.4	$309.4

Earnings (loss) per share from continuing operations – basic	($0.11)	$0.50	$1.29	$2.05
Earnings per share from discontinued operations – basic	0.13	0.04	0.31	0.20
Earnings (loss) per share from cumulative effect of change in accounting principle – basic	(0.01)	—	(0.01)	—

Total earnings per share—basic	$0.01	$0.54	$1.59	$2.25

Total earnings per share – basic	$0.01	$0.54	$1.59	$2.25
Total earnings per share – diluted	$0.01	$0.54	$1.59	$2.23
Average common shares outstanding – basic	175.9	139.7	161.6	137.6
Average common shares outstanding – diluted	175.9	140.3	161.6	138.4